Exhibit 10.5

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT WHICH ARE DENOTED BY “*”. A COMPLETE COPY OF THIS AGREEMENT, INCLUDING THE REDACTED PORTION, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

GLOBAL AFFILIATION AGREEMENT

This Global Affiliation Agreement (“Agreement”) is entered into as of March 28, 2012 (the “Effective Date”) by and between Enterprise Holdings (China) LLC, a Missouri limited liability company (“Enterprise China”) and eHi Auto Services Limited, a Cayman Islands company (“eHi Cayman”).  (Enterprise China and eHi Cayman are sometimes referred to singly as a “Party” and collectively as the “Parties”.)

RECITALS

A.                                    Enterprise China’s affiliate, Enterprise Holdings, Inc. (“Enterprise Holdings”), is engaged through certain subsidiaries in, among other things, the business of providing vehicle rental services on an international basis to corporate and leisure customers, utilizing the Enterprise Marks, the National Marks, and the Alamo Marks (all as hereinafter defined), through its subsidiaries, affiliates, franchisees and licensees (the “Enterprise System”).

B.                                    eHi Cayman is engaged through its subsidiaries, in the business of providing vehicle rental services (including chauffeur-drive solutions) in the People’s Republic of China (“PRC”) to corporate and leisure customers, utilizing the eHi Marks (as hereinafter defined), through its subsidiaries and third-party service providers (the “eHi System”).

C.                                    On March 26, 2012, Enterprise Holdings’ parent, The Crawford Group, Inc. (“Crawford”), eHi and Mr. Ruiping Zhang entered into a Share Purchase Agreement whereby Crawford agreed to acquire certain Series D preferred shares of eHi Cayman (the “Series D SPA”).

D.                                    As a complement to Crawford’s investment in eHi, Enterprise and eHi desire to develop an effective global affiliation enabling eHi’s customers to enjoy access to the Enterprise System and enabling Enterprise’s customers to enjoy access to the eHi System.

E.                                     In furtherance of this desire, Enterprise and eHi wish to enter into this Agreement to set forth the terms under which Enterprise and eHi will direct Rental Referrals (as hereinafter defined) to each other and pursue together certain sales and marketing and other collaborative opportunities with a view toward enhancing their respective service offerings for the benefit of customers.

Now, therefore, for good and valuable consideration, the Parties agree as follows:

AGREEMENT

1.                                      Definitions

1.1                               “Affiliate” means, with respect to a Party, any person or entity (i) controlling that Party, (ii) controlled by that Party or (iii) under common control as that Party (i.e. is controlled by an entity that also controls the Party); for purposes of this definition, “control” shall have the meaning as ascribed thereto under the Series D SPA.

1.2                               “Alamo Marks” means the trademarks, service marks, trade dresses, trade names, logos, symbols and designs associated with the names “Alamo” and “Alamo Rent A Car” in the eHi Territory, as such trademarks, service marks, trade dresses, trade names, logos, symbols and designs may evolve within the parameters of this Agreement.

1.3                               “Contracted Business” means vehicle rental services (including chauffeur-drive services) provided in accordance with service contracts entered into by a Party or a Party’s Affiliates with, among others, business entities, tour operators, travel agencies and governmental bodies.

1.4                               “Enterprise” means collectively, Enterprise China, Enterprise Holding, and the Affiliates thereof.

1.5                               “Enterprise Marks” means the trademarks, service marks, trade names, and designs associated with the names “Enterprise” and “Enterprise Rent-A-Car”, as such trademarks, service marks, trade names, and designs may evolve within the parameters of this Agreement.

1.6                               “Enterprise Territory” means those locations not included in the eHi Territory where Enterprise or one of its Affiliates maintains operations for vehicle rentals, whether now or in the future.

1.7                               “eHi” means collectively, eHi and Affiliates of eHi.

1.8                               “eHi Marks” means the trademarks, service marks, trade names, and designs associated with the name “eHi”, as such trademarks, service marks, trade names, and designs may evolve within the parameters of this Agreement.

1.9                               “eHi Territory” means the PRC, Hong Kong and Macao, (except to any extent that Hong Kong and Macao become part of the Enterprise System in accordance with the terms of Section 7.17(iii) of the Series D SPA, in which event, neither of Hong Kong and Macao shall be an exclusive part of eHi Territory or Enterprise Territory, or be covered by this Agreement).

1.10                        “Marks” means, as the case may be, the Alamo Marks, Enterprise Marks, National Marks, or the eHi Marks.

1.11                        “National Marks” means the trademarks, service marks, trade names, and designs associated with the names “National” and “National Car Rental”, as such trademarks, service marks, trade dresses, trade names, logos, symbols and designs may evolve within the parameters of this Agreement.

1.12                        “Retail Business” means vehicle rental services (including chauffeur-drive services) provided to customers, whether individuals or entities, and not in accordance with service contracts within the meaning of Contracted Business.

1.13                        “Rental Referrals” means reservations for vehicle rental services (including chauffeur-drive services): (i) associated with Contracted Business or Retail Business; and (ii) requested by the customers of a Party to be provided in the Territory of the other Party.

1.14                        “Territory” means, as applicable, the eHi Territory or the Enterprise Territory.

1.15                        “Time and Distance Revenue” means the aggregate of the sums received or receivable, whether in the form of currency, check, credit voucher, contractual obligation or otherwise, constituting payments made or to be made in connection with Rental Referrals to a Party or to a Party’s Affiliates, franchisees, licensees, sub-licensees or service providers as time and distance charges.

1.16                        “Trademark License” means the license provisions attached hereto as Exhibit A.

2.                                      Rental Referrals

2.1                               (a)                                 Enterprise shall:

2.1.1                     direct to eHi all Rental Referrals requested by Enterprise’s customers for services to be provided in the eHi Territory; and

2.1.2                     use its reasonable efforts to procure that any third party pursuant to a franchise agreement, license agreement or sub-license agreement directs to eHi all Rental Referrals requested by their customers for services to be provided in the eHi Territory.

(b)                                 Rental Referrals directed to eHi by Enterprise pursuant to this Section 2.1 shall be accepted and serviced by eHi, utilizing the eHi System, to the extent eHi System’s operational capacity allows.

2.2                               (a)                                 eHi shall:

2.2.1                     direct to Enterprise all Rental Referrals requested by eHi’s customers for services to be provided in the Enterprise Territory; and

2.2.2                     use its reasonable efforts to procure that any third party pursuant to a franchise agreement, license agreement, sub-license agreement or service agreement directs to Enterprise all Rental Referrals requested by their customers for services to be provided in the Enterprise Territory.

(b)                                 Rental Referrals directed to Enterprise pursuant to this Section 2.2 shall be accepted and serviced by Enterprise, utilizing the Enterprise System, to the extent Enterprise System’s operational capacity allows.

2.3                               Each Party’s obligation to direct Rental Referrals to the other Party shall start 180 days from the Effective Date unless earlier as agreed by the Parties; provided; however, that each Party’s rights and obligations with respect to the Trademark License shall become effective as of the Effective Date.

3.                                      Trade Dress

3.1                               Subject to any restrictions a Party may be subject to under applicable laws or under any existing agreement associated with a service location, the signage and logos to be used by eHi in the eHi Territory, and by Enterprise in the Enterprise Territory, shall conform to eHi’s concept illustrated in Exhibit B and Enterprise’s “Drive Alliance” concept illustrated in Exhibit B, as the case may be. In the event of any such restriction, a Party shall use its reasonable efforts to procure a waiver therefrom.

3.2                               The Parties shall introduce the signage and logos referred to in Section 3.1 in their respective Territories as follows:

3.2.1                     In the case of Enterprise, at Los Angeles (LAX), San Francisco (SFO), and Vancouver (YVR) international airports, no later than 180 days from the Effective Date; and

3.2.2                     In the case of eHi, at all service locations in Beijing, Shanghai, Guangzhou and Shenzhen no later than 180 days after the Effective Date, and, upon written request of Enterprise and at Enterprise’s cost, at the balance of all service locations in the PRC at any time after the 18 months-anniversary of the Effective Date.

3.3                               Each Party shall use its commercially reasonable efforts to facilitate and support the other Party’s marketing activities in its Territory for services to be rendered in such other Party’s Territory in any manner determined by the Sales and Marketing Subcommittee (as hereinafter defined) under the supervision of the Steering Committee (as hereinafter defined).

4.                                      Trademark License

4.1                               As of the Effective Date, Enterprise shall grant eHi an exclusive license to use the Alamo Marks, National Marks and Enterprise Marks to offer vehicle rental services in the eHi Territory in the context of this Agreement pursuant to the Trademark License. For avoidance of doubt, eHi acknowledges that the Trademark License shall not restrict Enterprise from marketing within the PRC its international car rental services to be provided in the Enterprise Territory utilizing its own employees, independent sales representatives, proprietary reservation channels or any other means.

4.2                               Upon the Effective Date, eHi shall grant Enterprise an exclusive license to use the eHi Marks in the Enterprise Territory to offer vehicle rental services in the context of this Agreement pursuant to the Trademark License. For avoidance of doubt, Enterprise acknowledges that the Trademark License shall not restrict eHi from marketing within the Enterprise Territory its car rental services and driving services to be provided in the eHi Territory utilizing its own employees, independent sales representatives, proprietary reservation channels or any other means.

5.                                      Performance Standards.  In performing their obligations under this Agreement, the Parties agree to comply with the following performance standards (the “Performance Standards”):

5.1                               Each Party shall provide customers associated with Rental Referrals directed by the other Party with the same level of service that such Party provides to its own customers.

5.2                               Resolution of complaints.

5.2.1                     When a Party receives a complaint from a customer relating to vehicle rental services rendered by the other Party in the other Party’s Territory, it shall collect information and documentation relating to the complaint. If the complaint appears to have a reasonable basis and establish a dispute that can be settled for less than * (or the equivalent amount in renminbi or other applicable currency) (or if the proposed settlement comprises means other than cash, such as free voucher, free upgrade, etc., its value shall be assessed based on the relevant publicly available information of cash value of such means), then the Party initially receiving the complaint (the “Receiving Party”) shall settle the dispute with the complaining customer.  The amount paid to settle the dispute shall be charged to the other Party.

5.2.2                     If the complaint appears to have a reasonable basis and establish a dispute that cannot be settled for less than * (or the equivalent amount in renminbi or other applicable currency), then the Receiving Party shall forward the information and documentation relating to the complaint to the other Party. The other Party shall promptly acknowledge by email, facsimile, or other appropriate means receipt of the inquiry. Within 15 days after receiving the supporting documentation for the complaint, the other Party must respond to the customer service department of the Receiving Party. If the other Party does not respond within 15 days, the Receiving Party may settle the complaint as it reasonably sees fit and charge the other Party for the direct cost of the settlement.

5.2.3                     The Parties shall review the efficiency of the customer complaint handling procedure from time to time and may revise such procedure in their discretion.

6.                                      Prices

6.1                               Each Party shall determine the rates and pricing policies to be charged for vehicle rental services (including chauffeur-drive services) performed in its own Territory including, for avoidance of doubt, services provided pursuant to this Agreement.

6.2                               For avoidance of doubt, the Parties acknowledge and agree that subject to any contractual obligations to the contrary where valid under applicable law, their franchisees, licensees, sub-licensees and third party service providers are free to establish their own rates and pricing policies and nothing in this Agreement shall be construed as meaning that their prices and pricing policies shall be determined by the Parties.

6.3                               Notwithstanding Sections 6.1 and 6.2, each Party acknowledges that the commercial ability of a Party to direct Rental Referrals to the other Party is dependent in part on the competitiveness of the rates and pricing policies determined by such other Party.

7.                                      •*

7.1                               •*

7.2                               •*

7.3                               No sooner than one year from the Effective Date, the Parties agree to mutually examine the methodology and percentage amount associated with such cost reimbursement, and

* Indicate that certain information contained herein has been omitted based upon a request for confidential treatment and the omitted portions have been separately filed with the Securities and Exchange Commission.

to assess the efficiency, balance and fairness thereof.  As a result of such joint assessment, the Parties may, but shall not be obligated to, revise such methodology or adjust such percentage in accordance with their findings.

8.                                      Governance.  The Parties embrace the concept that the development of an effective global affiliation enabling eHi’s customers to enjoy access to the Enterprise System and enabling Enterprise’s customers to enjoy access to the eHi System should be based on principles of commitment, flexibility and innovation in the context of an evolving marketplace. Accordingly, the Parties agree to implement the following dynamic governance structure within 60 days from the Effective Date:

8.1.1                     Steering Committee:  Each Party shall appoint a co-chair of the Steering Committee. Its other members shall be the co-chairs of the Sales and Marketing Subcommittee, the Finance Subcommittee and the IT Subcommittee. The Steering Committee shall define and confirm the Parties’ strategy, objectives and priorities and receive and review quarterly activity reports from the Subcommittees. The Steering Committee may establish additional Subcommittees as required and the size of the Steering Committee shall be increased accordingly.

8.1.2                     Sales and Marketing Subcommittee:  Each Party shall appoint a co-chair of the Sales and Marketing Subcommittee. Its other members shall consist of senior managers from each Party specializing in the subject matter disciplines of marketing, corporate sales, leisure sales, operations and customer service. The Sales and Marketing Subcommittee shall discuss and make decisions on subjects including branding, corporate account procurement, tour operator and travel agency relations, retail customer acquisition and customer satisfaction and loyalty.

8.1.3                     Finance Subcommittee: Each Party shall appoint a co-chair of the Finance Subcommittee. Its other members shall consist of senior financial managers from each Party. The Finance Subcommittee shall discuss and make decisions with respect to all financial matters, including the settlement of transaction expenses. It shall report to the Steering Committee on the performance of the Parties’ global affiliation, include revenues associated with Rental Referrals and costs of implementation and support.

8.1.4                     IT Subcommittee: Each Party shall appoint a co-chair of the IT Subcommittee. Its other members shall consist of senior IT personnel from each Party. The IT Subcommittee shall discuss and make decisions with respect to all matters related to information technology. It shall identify technology initiatives in support of the Parties’ global affiliation, including system connectivity, reservation exchanges, collections and payments, as well as any other technology initiatives agreed to by the Parties.

9.                                      Other Topics

9.1                               Confidentiality.  The terms of this Agreement shall be considered confidential information and the Parties shall comply with Section 7.1 of the Series D SPA in respect of such confidential information.  Subject to compliance with applicable laws, the Parties intend to transfer the minimum amount of customer data necessary to allow for performance of their obligations pursuant to this Agreement.  All data transferred from one Party (the “Disclosing

Party”) to the other Party (the “Recipient Party”) shall be considered confidential information of the Disclosing Party which (i) shall be utilized by the Recipient Party solely for purposes of performing obligations pursuant to this Agreement and (ii) shall not be disclosed by the Recipient Party to any third party without the prior written consent of the Disclosing Party. Notwithstanding anything contained herein to the contrary, (i) any customer data collected by one Party in connection with a Rental Referral and directed to the other Party shall be deemed Confidential Information of each Party and may not be disclosed without the other Party’s prior written consent; and (ii) the Parties acknowledge that individual renter information received by a Party (i.e. customer did not provide such information to the referring Party) and entered into such Party’s information system in the ordinary course of servicing a Rental Referral shall be deemed to be such Party’s information.

9.2                               Term and Termination.

9.2.1                     This Agreement shall commence on the Effective Date and, except as otherwise agreed by the Parties, shall terminate upon termination of the Parties’ respective non-compete restrictions in accordance with Section 7.17(iv) of the Series D SPA.

9.2.2                     Notwithstanding Section 9.2.1, this Agreement may be terminated by a Party upon a material breach by the other Party that is not curable or has not been cured within 60 days after delivery of written notice of the breach.  A “material breach” for purposes of this Section means a breach that has a material adverse effect on any of the customers, business reputation, business, assets, liabilities, financial condition or gross revenue of the non-breaching party, or the relationship of the Parties as a whole, which material breach shall be deemed to include, but is not limited to: (i) a breach of Section 7.17 of the Series D SPA, and (ii) a breach of any share transfer restriction contained in the Amended and Restated Investors’ Rights Agreement dated as of March 28, 2012, to which eHi and Crawford are parties.

9.2.3                     Upon termination of this Agreement, the Parties shall continue to provide vehicle rental services (including chauffeur-drive services) for the full term of service contracts which are then pending performance and valid within the meaning of Contracted Business and Sections 4, 5, 6 and 7 hereof shall continue in effect with respect to such service contracts until the completion of such service contracts.

9.2.4                     Within 30 days after receipt by any Party of any prior written termination notice delivered by any other Party pursuant to Sections 9.2.1 and 9.2.2 of this Agreement, the Parties shall negotiate in good faith and agree on a detailed plan covering the obligations of each of the Parties in respect of this Agreement upon its termination (an “Exit Plan”), taking into consideration their obligations to perform services relating to Contracted Businesses pursuant to Section 9.2.3.

9.2.5                     Without limitation, the Exit Plan shall include obligations relating to the separation of information technology systems, websites, customer loyalty programs, settlement of fees and expenses and any transition in relation to Rental Referrals and the use of the Enterprise Marks and the eHi Marks.

9.2.6                     Each Party shall pay its own costs in complying with the terms of the Exit Plan, unless the Exit Plan is used following a termination for material breach of the Agreement by a Party, in which case the Party who is in material breach must also pay the costs of the other Party in complying with the terms of the Exit Plan.

9.2.7                     Subject to the provisions set forth in the following paragraph below, on termination of this Agreement, each Party will return to the other Party all documents and materials (and all copies thereof) containing the other Party’s confidential information, erase all confidential information belonging to the other Party from its computer systems (to the extent practicable), and certify in writing to the other Party that it has complied with the requirements of this Section.

9.2.8                     Where any Party is required by any law, regulation or governmental or regulatory body to retain any documents and materials (or copies thereof) containing another Party’s confidential information, it must notify such other Party in writing of such retention giving details of the information which it has been required to retain.

9.2.9                     Termination of this Agreement shall not affect the Parties’ accrued rights and obligations as of termination.

9.3                               Indemnification.   Without prejudice to a Party’s rights to bring claims against the other Party in connection with the performance of their respective obligations under this Agreement, each Party (“Indemnifying Party”) shall, subject to Section 9.4, indemnify and hold harmless the other Party, their Affiliates and their respective officers, directors and employees (each, an “Indemnified Party”) against and in respect of all losses, costs, damages, claims and expenses (including attorney’s fees and disbursements and other costs of defense) reasonably incurred by the Indemnified Party (net of any insurance proceeds received by the Indemnified Party and in relation to which the Indemnified Party shall use its reasonable efforts to recover) arising directly out of any claim by a third party against the Indemnified Party as a direct result of the following “Relevant Claims”:

9.3.1                     any breach by the Indemnifying Party of its obligations under this Agreement relating to intellectual property, confidentiality or data protection;

9.3.2                     the operation of the business of the Indemnifying Party (including the business of its Affiliates), including the referral of reservations to the Indemnified Party and the receipt and processing of reservations referred by the Indemnified Party and performance of the vehicle rental services (including chauffeur-drive services) in connection with Rental Referrals, except to the extent that any such damages, claims and expenses arise directly out of the breach, negligent, willful or reckless acts or omissions of the Indemnified Party;

9.3.3                     The indemnity in this Section 9.3 is conditional upon the following:

(a)                                 the Indemnified Party promptly notifying the Indemnifying Party of the Relevant Claim and providing all material details in relation thereto;

(b)                                 the Indemnified Party giving the Indemnifying Party the option at its own expense (and subject to the Indemnified Party being indemnified by the Indemnifying Party against all reasonable costs and liabilities incurred by the Indemnified Party in relation thereto) to assume the defense of a Relevant Claim, including the instruction of legal advisers reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others which the Indemnifying Party may designate in such proceedings (and the Indemnifying Party shall pay the reasonable fees and disbursements of such legal advisers related to such proceedings);

(c)                                  if the Indemnifying Party does not exercise the option set forth in Section 9.3.3(b) above in the event of a Relevant Claim, the Indemnified Party shall, subject to being indemnified by the Indemnifying Party against all reasonable costs and liabilities incurred in so doing and subject to the absence of any conflict of interest, (i) take or procure such action to be taken as the Indemnifying Party reasonably requests to deal with a Relevant Claim; (ii) if so required by the Indemnifying Party, maintain consultation with the Indemnifying Party on all material aspects of any proceedings in defense of a Relevant Claim; and (iii) provide the Indemnifying Party with all material information reasonably requested by it in relation to such proceedings;

(d)                                 the Indemnified Party not admitting liability in respect of a Relevant Claim, nor compromising, nor settling any proceedings in defense of a Relevant Claim, without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed); and

(e)                                  the Indemnified Party acting reasonably so as to mitigate its loss which it may incur as a result of a matter giving rise to a Relevant Claim.

9.4                               Limit on Liability.  Notwithstanding anything to the contrary herein, in no event shall any Party to this Agreement be liable to any other Party or its officers, directors or employees for any loss of profit (whether direct or indirect) or any indirect, incidental, punitive, special or consequential damages (including any such damages asserted by a third party against such other Party), whether such damages arise from a breach of this Agreement or any other agreement or contract, in tort, in equity, or in any other manner.

Nothing in this Agreement shall operate to exclude or restrict a Party’s liability to the other for: (i) death or personal injury caused by negligence of such Party; (ii) fraud (including fraudulent misrepresentation) or violation of law; (iii) willful infringement of the other Party’s Marks or (iv) a breach of confidentiality obligation.

9.5                               Compliance with Laws.  Each Party shall comply with the applicable laws in relation to the vehicle rental services provided as contemplated by this Agreement and shall promptly notify the other Party as soon as it is aware of any material circumstances of non-compliance and/or any litigation, investigation or proceedings by any regulatory authority in its Territory which may adversely affect the other Party or the Parties’ global affiliation.

9.6                               Data Protection.  In discharging its obligations under this Agreement each Party shall comply with all applicable data protection legislation and rules and regulations adopted thereunder, and all obligations of the Parties hereunder are subject to such legislation, rules and regulations, including execution of any documents or agreements which may be required by applicable laws or regulations.

9.7                               Insurance.  Each of eHi and Enterprise shall, and shall cause each of their Affiliates, to maintain automobile liability insurance and any other compulsory insurance at a level of coverage that is appropriate for a vehicle rental company of similar size and status in eHi

Territory (with respect to eHi) and Enterprise Territory (with respect to Enterprise) and applicable under the relevant laws and rules promulgated by local authorities.  The insurance or qualified self-insurance arrangements of each Party shall have the other Party as an additional insured.  The Parties recognize that the required insurance may not provide primary coverage.  Each of eHi and Enterprise shall use its reasonable efforts to cause its franchisees, licensees, sub-licensees and service providers to provide the same level of coverage.

9.8                               Taxes.  Neither Party shall be responsible for any and all taxes, imposts, duties, charges, levies, or other assessments, including but not limited to net income, gains, gross receipts, profits, sales, stamp, value added or transfer taxes, owed by the other Party to any federal, provincial, state or local tax authority. Subject to a transaction structure and procedure approved by the finance subcommittee and taking into account that each Party is entitled to cost reimbursement, each party may or may not deduct and withhold from the payment to be delivered directly by such Party or through its Affiliate to the other Party under this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable laws.

9.9                               Compliance by Affiliates, Franchisees, Licensees, Sub-licensees and Service Providers.  eHi shall cause each eHi Affiliate, Enterprise shall cause each Enterprise Affiliate, and each of eHi and Enterprise shall use its reasonable efforts to cause its franchisees, licensees sub-licensees and service providers (who are third parties) in its Territory, to comply with applicable terms and conditions of this Agreement.

9.10                        Use of Affiliates.  The fact that this Agreement expressly provides for a particular entity to carry out certain actions or make certain decisions does not in any way limit eHi’s or Enterprise’s ability to freely and at any time organize, restructure and manage its respective group as it deems fit.

9.11                        Force Majeure.

9.11.1              In this Agreement, “Force Majeure” means any cause preventing a Party from performing any or all of its obligations under this Agreement and which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented, including without limitation, (i) acts of God, explosion, fire, flood, epidemic disease, or other natural catastrophe; (ii) strikes, lock-outs (not involving the workforce of the Party so prevented) or failure of public utilities or common carriers; or (iii) declared or undeclared war, acts of terrorism, riot, or civil commotion.

9.11.2              If any Party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that Party shall promptly notify the other Parties specifying the nature and extent of the circumstances giving rise to Force Majeure and shall have no liability in respect of the performance of such of its obligations as are prevented by Force Majeure events during the continuation of such events. The Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of Force Majeure shall use commercially reasonable efforts to bring the Force Majeure event to a close or to find a solution by which the Agreement may be performed despite the continuance of the Force Majeure event.

9.11.3              If a Party has been prevented from performance of substantially all of its obligations as a result of the Force Majeure event for a continuous period in excess of six months, the other Party may terminate this Agreement upon 60 days’ prior written notice to the Party so prevented.

9.12                        Assignment.  Neither Party shall be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement without the prior written consent of the other Party.  Either Party may assign its rights or delegate its obligations under this Agreement in whole or in part to an Affiliate without the prior written consent of the other Party; provided, however, that the assigning party shall remain liable for its Affiliate’s performance.

9.13                        Dispute Resolution/Governing Law.   In the event of any dispute, controversy, or claim (“Dispute” or “Disputes”) between the Parties arising out of or relating to this Agreement, including those regarding its validity, interpretation, construction, performance and enforcement, then the internal laws of the State of Texas (without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any other jurisdiction) shall govern.  The “Dispute Resolution” procedures of Section 8.6 of the Series D SPA shall apply to any Disputes to this Agreement, however for the purposes of this Agreement:

9.13.1              All references in the Series D SPA to the “Hong Kong International Arbitration Centre” or “HKIAC” shall be interpreted herein as to the International Centre for Dispute Resolution at the American Arbitration Association or AAA-ICDR.

9.13.2              All references to the “HKIAC Administered Arbitration Rules” shall be interpreted herein as to the International Arbitration Rules of the AAA-ICDR.

9.13.3              Any arbitration shall be conducted in San Francisco, California.

9.13.4              If the Parties cannot agree to the appointment of a single arbitrator within forty-five (45) days after the commencement of the arbitration, the Administrator of AAA-ICDR shall appoint the arbitrator, who shall be a lawyer admitted to practice in the State of Texas.

9.13.5              All references to the substantive law of Hong Kong shall be interpreted herein as the law of the State of Texas, as provided in section 9.13 above.

9.13.6              Provision 8.6(vi) regarding preliminary injunctive relief shall not apply to Disputes under this Agreement.

9.14                        Complete Agreement.  All exhibits and schedules shall be an integral part of this Agreement.  This Agreement and all exhibits and schedules hereto contain the entire agreement and understanding of the Parties regarding their global affiliation.

9.15                        Representation and Warranties; Covenants.

9.15.1              Each Party represents and warrants to the other Party that (i) it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) it has full power and authority to enter into this Agreement and this Agreement constitutes its valid and legally binding obligations, enforceable against it in accordance with the terms hereunder, and (iii) the execution, delivery and performance of the terms of this Agreement by such Party does not violate any of its constitutional documents or any contract with third parties.

9.15.2              Enterprise represents and warrants to eHi that (i) Enterprise has valid rights to grant the license granted pursuant to Exhibit A, all rights under such Marks, free and clear of all encumbrances or obligations to others; (ii) Enterprise has not granted any license under such Marks to any third party that is inconsistent with the license granted by Enterprise to eHi hereunder (subject to the Enterprise Outbound Referral Agreement which shall be terminated pursuant to Section 7.17(v) of the Series D SPA) or would prevent or restrict Enterprise to perform its obligations or eHi to exercise its rights hereunder; (iii) all Enterprise’s Marks are valid and subsisting in the eHi Territory and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto have been satisfied; (iv) None of Enterprise’s Marks is subject to any proceeding or outstanding government order or settlement agreement or stipulation that restricts in any manner the use or licensing thereof, or may affect the validity, use or enforceability of any such Mark;  (v) the use of any of Enterprise’s Marks does not and will not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any intellectual property rights of any Person, and (vi) to the best of Enterprise’s knowledge (without independent investigation) and as of the Effective Date, no Person has engaged, is engaging or is expected to engage in any activity that infringes, misappropriates, or otherwise violates or conflicts with Enterprise’s Marks in the eHi Territory.

9.15.3              eHi represents and warrants to Enterprise that (i) eHi has valid rights to grant the license granted pursuant to Exhibit A, all rights under such Marks, free and clear of all encumbrances or obligations to others; (ii) eHi has not granted any license under such Marks to any third party that is inconsistent with the license granted by eHi to Enterprise hereunder or would prevent or restrict eHi to perform its obligations or Enterprise to exercise its rights hereunder; (iii) all eHi Marks are valid and subsisting in the Enterprise Territory and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto have been satisfied; (iv) No eHi’s Mark is subject to any proceeding or outstanding government order or settlement agreement or stipulation that restricts in any manner the use or licensing thereof, or may affect the validity, use or enforceability of such Mark; (v) the use of any eHi Marks in the Enterprise Territory do not and will not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any intellectual property rights of any Person, and (vi) to the best of eHi’s knowledge (without independent investigation) and as of the Effective Date, no Person has engaged, is engaging or is expected to engage in any activity that infringes, misappropriates, or otherwise violates or conflicts with eHi Marks in the Enterprise Territory.

9.15.4              Enterprise undertakes to provide eHi a list of all Enterprise’s Marks in the eHi Territory, setting forth ownership, date of application or approval for registration, jurisdiction, scope or category of use for each Mark within thirty (30) days following the Effective Date.  eHi undertakes to provide Enterprise a list of all eHi’s Marks in the Enterprise Territory, setting forth ownership, date of application or approval for registration, jurisdiction, scope or category of use for each Mark within thirty (30) days following the Effective Date.

9.16                        Announcement. On the Effective Date, eHi agrees that Enterprise may issue a press release attached hereto as Exhibit C.

9.17                        Severability.   If a provision of this Agreement is, or but for this Section would be, held to be illegal, invalid or unenforceable, in whole or in part, in a jurisdiction to which it pertains but would be legal, valid and enforceable if the period applicable or geographical application were reduced, the provision will apply with the minimum modification necessary to make it legal, valid and enforceable in that jurisdiction, and any such illegality, invalidity or unenforceability in any jurisdiction will not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.  If modification to the existing Agreement cannot be used to make the provision legal, valid and enforceable, then the Parties agree to negotiate in good faith regarding a new agreement that contains the minimum amount of modification from the existing Agreement necessary to make the provision legal, valid and enforceable; provided, however, that neither Party is obliged to enter into a new agreement that would increase its liability or obligations beyond that contained in this Agreement, had all of its provisions been legal, valid and enforceable.

9.18                        Amendment.  Any amendment of or modification to this Agreement must be in writing and signed by each Party.

9.19                        No Waiver.  A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such or other rights or remedies nor will operate so as to bar the exercise or enforcement thereof.  No single or partial exercise of any right or remedy under this Agreement will prevent further or other exercise of such or other rights or remedies.

9.20                        Costs.  Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and, except as otherwise provided herein, the implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy, financial and other advisers.

9.21                        Exclusion of Agency.  Nothing in this Agreement will be deemed to constitute either of the Parties as the agent of the other Party or to authorize the other Party to bind, contract in the name of or to create a liability for the other Party in any way or for any purpose.

9.22                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered will constitute an original of this Agreement, but all the counterparts will together constitute one and the same agreement.  No counterpart will be effective until each Party has executed at least one part or counterpart.

9.23                        Guarantee.   To the extent that Enterprise China fails to perform, or fails to procure its Affiliate to perform, Enterprise’ obligations hereunder, Enterprise Holding shall procure the performance of such obligations.  To the extent that eHi Cayman fails to perform, or fails to procure its Affiliate to perform, eHi’s obligations hereunder, Shanghai eHi Car Rental Co. Ltd. and eHi Auto Services (Jiangsu) Co. Ltd. hall procure the performance of such obligations.

9.24                        Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Enterprise, to:

Enterprise Holdings (China) LLC

Attn: General Counsel

600 Corporate Park Drive

St. Louis, Missouri, USA 63105

Facsimile: 1-314-512-5823

if to the eHi, to:

Shanghai eHi Car Rental Co., Ltd.

Attn: Chairman & CEO

23/F, 88 North Caoxi Road

Shanghai 200030, China

Facsimile: 86-21-5424-0130

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

eHI AUTO SERVICES LIMITED

By:	/s/ Ray Zhang
Name: Ray Zhang
Capacity: CEO

ENTERPRISE HOLDINGS (CHINA) LLC

By:	/s/ William W. Snyder
Name: William W. Snyder
Capacity: Manager

IN WITNESS WHEREOF, the undersigned has agreed to be bound by Section 9.23 of this Agreement and has executed and delivered the signature as of the date first written above.

ENTERPRISE HOLDINGS, INC

By:	/s/ Peter A. Smith
Name: Peter A. Smith
Capacity: Vice President

SHANGHAI EHI CAR RENTAL CO. LTD.

By:	/s/ Ray Zhang
Name: Ray Zhang
Capacity: Legal Representative

EHI AUTO SERVICES (JIANGSU) CO. LTD.

By:	/s/ Ray Zhang
Name: Ray Zhang
Capacity: Legal Representative

Exhibit A

Trademark License

EXHIBIT A

TRADEMARK LICENSE (“TML”)

1.                                      GRANTS OF LICENSE

1.1                               Subject to Enterprise’s obligation to terminate the Enterprise Outbound Referral Agreement within 90 days after the Effective Date pursuant to Section 7.17 (v) of the Series D SPA, the licenses granted in and pursuant to this trademark license (the “TML”) are without derogation to the terms of any pre-existing agreements with sales or marketing agents.

1.2                               This TML shall be deemed part of the Global Affiliation Agreement (the “Agreement”), subject to other terms and conditions of the Agreement.

1.3                               The licenses granted in and pursuant to Section 1.3 below are exclusive with respect to the Approved Purposes (as defined in 1.4.3) unless otherwise agreed by the Parties.

1.4                               Subject to the terms and conditions of the Agreement:

1.4.1                     Enterprise hereby grants (or shall procure the grant to) eHi a royalty free license with the right to grant sublicense, for the Term (and any extensions thereof for the completion of full performance of the Agreement or as may be agreed between the Parties) to use the Alamo Marks, Enterprise Marks and National Marks (as defined in the Agreement) in the eHi Territory solely for the purposes of (i) pursuing Contracted Business and Retail Business for referring them to Enterprise and processing Rental Referrals and (ii) servicing Contracted Business and Retail Business referred to eHi by Enterprise, as provided in the Agreement, including for the purposes of promoting or advertising Contracted Business and Retail Business for referring them to Enterprise and not for any other purposes.

1.4.2                     eHi hereby grants to Enterprise a royalty free license, with the right to grant sublicense for the Term (and any extension thereof for the completion of full performance of the Agreement or as may be agreed by the Parties) to use the eHi Marks (as defined in the Agreement) in the Enterprise Territory solely for the purposes of (i) pursuing Contracted Business and Retail Business for referring them to eHi and processing Rental Referrals and (ii) servicing Contracted Business and Retail Business referred to Enterprise by eHi, as provided in the Agreement, including for the purposes of promoting or advertising Contracted Business and Retail Business for referring them to eHi and not for any other purposes.

1.4.3                     The purposes set forth in Section 1.4.1 or Section 1.4.2 are referred to as the “Approved Purposes.”

1.5                               Each Party, in its capacity as a licensee under this TML (hereinafter, “Licensee” or “Licensees”) shall use its commercially reasonable efforts to procure that each of its sublicensees pursuant to this TML (a “Sublicensee”) promptly and fully complies at all times with all terms and conditions of its sublicense (which, for the avoidance of doubt, shall require the Licensee to pursue with reasonable diligence any appropriate proceedings needed to remedy any noncompliance by the Sublicensee). Any rights which the Licensee may exercise under the Sublicenses shall be exercised with the intention of protecting the validity, enforceability, goodwill, reputation and value of the Marks.

1.6                               Without prejudice to the generality of Section 1.4, if any Sublicensee is in breach of any Sublicense in a way which the Party acting as a licensor (hereinafter, “Licensor” or “Licensors”) in good faith considers material, or which otherwise would:

1.6.1                     bring any of the Licensor’s Marks into disrepute;

1.6.2                     damage the goodwill or reputation attached to any of the Licensor’s Marks;

1.6.3                     prejudice the validity or enforceability of any of the Licensor’s Marks;

1.6.4                     dilute or reduce the value of any of the Licensor’s Marks or any registrations thereof; or

1.6.5                     distort or damage the image associated with any of the Licensor’s Marks, and despite taking such action as required pursuant to Section 1.4, such breach (where capable of remedy) had not been remedied within twenty (20) Business Days after the Licensor delivering notice requiring remedy to the Licensee, the Licensor shall be entitled to require the Licensee to terminate that Sublicense and/or commence and diligently pursue appropriate and legal viable proceedings to remedy such noncompliance (at the Licensor’s option) as soon as possible.

1.7                               The Licensee shall notify the Licensor promptly in writing of any acts or omissions of any Sublicensee which it considers (acting in good faith) or likely to be considered by the Licensor (acting in good faith) to be covered by or fall within the scope of Section 1.5.

1.8                               The Licensor shall promptly notify the Licensee in writing if any of the Marks that are pending applications for registration are finally opposed or if any of the Marks that are registrations are found (by a court or trademarks registry or other government body of a competent jurisdiction) to be invalid or have been revoked. The Licensor shall also use its reasonable efforts to promptly notify the Licensee if the Licensor has actual knowledge that any of the Marks that are material and are pending applications for registration have become the subject of an opposition filed against them, or if any of the Marks that are material and are registrations have become the subject of an invalidity claim filed against them or a claim for revocation has been made, in a court or trademark registry or other government body of a competent jurisdiction. The Licensor shall pay, or will cause the payment of, all maintenance and renewal fees for its Marks falling due during the Term SAVE THAT if, in its reasonable and good faith business judgment, the Licensor determines that any of its licensed Marks should be abandoned then the Licensor shall upon reasonable notice to the Licensee not be obliged to pay the maintenance and/or renewal fees in relation to such licensed Mark, the Licensor shall not be permitted to abandon its Marks where such abandonment would have an adverse effect on the Licensee’s business.

2.                                      TITLE AND GOODWILL

2.1                               The Licensee acknowledges that, as between the Parties, the Marks are owned solely and exclusively by the Licensor or its Affiliates. The Licensee further acknowledges and agrees that, except as expressly set forth in this TML or the Agreement the Licensee has no rights, title or interest in or to any of the Marks. To the fullest extent permissible by law the Licensee agrees not to assert any claim to any goodwill, reputation, ownership, or other right or interest in any of the Licensor’s Marks by virtue of the Licensee’s use of the Marks, except as expressly granted in this TML or the Agreement. The Licensee agrees that it will not do or permit any act or thing to be done in derogation of any of the rights of the Licensor in connection with the Marks or the goodwill associated therewith. In the event that the Licensee challenges the Licensor’s rights in any of Licensor’s Marks (including without limitation the Licensor’s registration of any of the Marks) or the validity of any of Licensor’s Marks, the licenses granted to the Licensee pursuant hereto shall terminate.

2.2                               All goodwill associated with or derived from the use of the Marks (including use of the Marks in combination with any other trademark pursuant to Section 3 of the Agreement) by the Licensee Franchisee and Sublicensees shall inure to the benefit of the Licensor. Should the Licensee or any Sublicensees obtain any right, title or interest in any of the Marks, such right, title and interest shall immediately vest solely in the Licensor, and the Licensee hereby assigns or shall procure the assignment of any such right, title and interest to the Licensor. Without prejudice to the foregoing, the Licensee expressly waives any rights it may have to the goodwill arising from use of the Licensor’s Marks (including in respect of any Licensor’s Mark used in combination with any other trademark).

2.3                               If, in the Licensor’s reasonable and good faith determination, the Licensee’s or Sublicensee’s use of any of the Marks infringes the rights of any third party then the Licensor shall so notify the Licensee in writing, and the Licensee agrees to terminate or modify (or cause the Sublicensee to terminate or modify) immediately (and in any event within thirty (30) days) such use in accordance with the Licensor’s instructions (or, if such termination or modification cannot reasonably be completed within such thirty (30) day period, to initiate all possible action to terminate or modify such use within such thirty (30) day period).

3.                                      TRADEMARK REGISTRATIONS

3.1                               The Licensee shall not apply for or obtain or permit or knowingly encourage others to apply or obtain registration of the Licensor’s Marks (including in respect of any Licensor’s Marks used in combination with other trademarks) for any goods or services in any part of the world.

3.2                               The Licensee undertakes that neither it nor (in the case of Enterprise) any Enterprise Affiliate, or (in the case of eHi) any eHi Affiliate shall anywhere in the world apply for, or otherwise make any claim to acquire any rights in, or obtain registration or permit or knowingly encourage others to file, apply or otherwise claim rights in any trademark, trade, service mark or domain name which consists of the Licensor’s Marks or any word or device confusingly similar to the Licensor’s Marks, during the Term of this TML and for a period of three years thereafter. The provisions of this Section 3.2 shall survive any termination of this TML.

3.3                               The Licensee may request that the Licensor file additional applications for registration of the Licensor’s Marks in the Licensee’s Territory.  The Licensor shall not unreasonably refuse such request provided that if the Licensor agrees to apply for any such registration, the Licensee agrees to be responsible for all costs relating to such application and maintaining or renewing any resulting registrations. The Licensor shall have sole control of such prosecution and sole ownership of all rights in or arising from such application.

3.4                               The Licensor shall be responsible for all costs relating to renewal and maintenance of the Licensor’s Marks other than as provided in Section 3.3.

4.                                      REGISTRATION OF TML/PERMITTED USER

4.1                               Each Party shall and shall cause its Affiliate that is the owner of a Mark to enter into a short form Trademark License Agreement with the other Party and/or its Affiliates who will be the user of such Mark in a form to be agreed to by the Parties within 30 days after the Effective Date.  Each Party hereby agree that to the extent there is any inconsistency between the terms of this TML and the short form Trademark License Agreement, the terms of this TML shall control.  At the sole option and request of the Licensee, each Party shall co-operate fully and without delay in making applications jointly to the registrar of trademarks or equivalent official or government body for either the registration of the short form Trademark License Agreement as a license or the registration of the Licensee as a registered user of the Licensor’s Marks in the Licensee’s Territory . The Licensee shall be responsible for the cost of such registrations.

4.2                               Upon termination of this TML the Licensee shall at the Licensor’s request execute and deliver to the Licensor a document which enables the Licensor to cancel any registration of the short form Trade Mark License as a license or the Licensee as a registered user in the Licensee’s Territory. The Licensor shall be responsible for the cost of such de-registrations.

5.                                      DUTIES OF THE PARTIES

5.1                               The Licensee must not do or omit to do anything to diminish the rights of the Licensor in the Licensor’s Marks or impair any registration of the Licensor’s Marks.

5.2                               Use of the Marks:  In order to ensure that Licensor’s rights in its Marks are not diminished and that registrations of additional marks are not impaired, Licensee shall, and shall cause its Affiliates and Sublicensees to, within the Licensee’s Territory (but in the case of Enterprise, only in the US and Canada except as otherwise agreed by Enterprise) , display signage and logos for the Licensor’s Marks at one or more physical rental locations pursuant to Article 3 of the Agreement and such signage shall be visible to consumers both from outside and inside of a physical rental location.

6.                                      QUALITY CONTROL AND APPROVAL PROCEDURES

6.1                               The Licensee shall comply strictly with the directions from time to time of the Licensor regarding the form and manner of the application of the Licensor’s Marks. The Licensee shall not use any signage, other material advertising or promotional materials incorporating or making references to the Licensor’s Marks unless such materials have been approved by the Licensor; which approval shall not be unreasonably withheld, conditioned or delayed.  The Licensor shall respond to the Licensee in the manner determined by the Sales and Marketing Subcommittee under the supervision of the Steering Committee.

6.2                               The Licensee will not, and will ensure that any Sublicensee will undertake not to, commit or omit any act or pursue any course of conduct, during the Term, which would:

6.2.1                     bring any of the Licensor’s Marks into disrepute;

6.2.2                     damage the goodwill or reputation on attaching to any of the Licensor’s Marks or the good reputation of the Licensor;

6.2.3                     prejudice the validity or enforceability of any of the Licensor’s Marks;

6.2.4                     dilute or reduce the value of any of the Licensor’s Marks or any registrations thereof; or

6.2.5                     distort or damage the image associated with any of the Licensor’s Marks.

6.3                               The Licensee shall maintain, and shall procure that its Sublicensees maintain, at all times high quality standards for all goods and services for which any of the Licensor’s Marks are used, which standards shall be no less than the standards of quality that are maintained by the Licensor or its Affiliates for goods and services equivalent to the vehicle rental services at the date of the Agreement.

7.                                      INFRINGEMENT

7.1                               Notification. Each Party must promptly notify the other Party of any actual or suspected infringement or any material or persistent passing off, or act of unfair competition which is occurring, threatened or likely, within its Territory of the other Party’s Marks that comes to its attention (“Infringement”), together with the information that alerted the notifying party and all other such information it has in its possession regarding such acts or suspected acts.

7.2                               Enforcement in the Territories.

7.2.1                     Licensee’s Primary Responsibility in Licensee’s Territory.  Licensee shall exercise the primary responsibility for the determination of the nature and course of any legal proceedings arising out of any infringement by a third party in connection with the use of the Licensor’s Marks in relation to vehicle rental services (including chauffeur-drive services) in its Territory.  This primary responsibility shall include the decision whether to enforce the right under the Licensor’s Marks in the Licensee’s Territory against third party infringers as well as the nature of the enforcement.  Licensee shall bear all costs of such proceedings.  Licensor, at its own cost, shall use its reasonable endeavors to assist the Licensee in any such legal proceedings, including but not limited to appearance before a judicial or arbitral body where such appearance is required for the enforcement action by the law of the jurisdiction. Notwithstanding the foregoing or any other provision to the contrary in the Agreement or this TML, Enterprise shall only bear such responsibility with respect to eHi’s Marks in the US and Canada.

7.2.2                     Standard of Care in Licensee Actions. Licensee shall exercise in any such legal proceedings, and in its determination of whether to initiate such legal proceedings, the same standard of care and diligence that Licensee applies in like proceedings in enforcing its own Marks in its Territory.

7.2.3                     Reassertion of Licensor’s Right of Sole Control.  Upon at least 30 days notice to Licensee, Licensor may, subject to Section 7.2.4, assume sole control of any such legal proceedings, and Licensee will use reasonable endeavors to assist Licensor in obtaining leave to appear in such legal proceedings.  In such actions in which Licensor has reasserted its sole control, Licensor shall bear all subsequent costs of proceeding.  Should the court or other judicial or arbitral body before which the proceeding is set decline to allow Licensor to appear, Licensee agrees to continue its appearance and to follow all reasonable direction by Licensor in the enforcement action, and, for the avoidance of doubt, Licensor shall bear all costs in connection therewith.  In any proceeding in which Licensor has reasserted its right of sole control, Licensee shall retain the obligation to cooperate and to procure Affiliate and Sublicensee cooperation.

7.2.4                     Proposed Settlement of Infringement Claims.  In any proceeding for which Licensee has primary responsibility, Licensee shall provide advance notice of a proposed settlement and its terms to Licensor and shall not enter into any settlement agreement without Licensor’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.  In any proceeding for which Licensor assumes sole control, Licensor shall provide advance notice of a proposed settlement and its terms to Licensee and shall not enter into any settlement agreement which would materially affect the Licensee’s rights or obligations under the Agreement.

7.3                               Defense against Third Party’s Infringement Claims.  In the event the Licensee is sued by a third party for trademark infringement for using the Licensor’s Marks in the Licensee’s Territory, it shall promptly notify the Licensor. If such infringement claim is caused by the Licensor’s breach of its representations, warranties or obligations under the Agreement, the Licensee shall have right to exercise its right to seek indemnity against the Licensor in accordance with Section 9.3 of the Agreement.  If such infringement claim does not entitle the Licensee to seek indemnification under Section 9.3 of the Agreement, the Licensee shall be solely responsible for defending such third party infringement claim; provided that the Licensee may not enter into any settlement agreement, if such settlement agreement affects the validity, value, goodwill, scope, enforceability or other material aspects of the Licensor’s Marks, without the Licensee’s prior written consent.

8.                                      NO OTHER RIGHTS

Save as set out in the Agreement or this TML, neither Party grants to the other Party any right, title or interest in any of its trademarks, service marks, trade names, and designs or any other intellectual property rights.

Exhibit B

Subject to incorporation of Chinese versions of Enterprise Marks in form recommended by eHi.

Exhibit C

Press Release

C-1

PRIVILEGED AND CONFIDENTIAL

Enterprise Holdings Press Contact:

Laura Bryant 314-512-4178

Laura.T.Bryant@ehi.com

Enterprise Holdings Enters China

With Strategic Investment in eHi Auto Services

Global affiliation agreement serves

travel needs of both companies’ customers

ST. LOUIS, Mo. — March XX, 2012 — Enterprise Holdings today announced that Enterprise is making a strategic investment and reaching a global affiliation agreement with China-based eHi Auto Services. The investment and agreement represents an approximately 15-percent stake in eHi and gives Enterprise Holdings representation on eHi’s board of directors.

In addition to helping both companies meet the needs of their respective car rental customers, this new agreement also marks Enterprise Holdings’ entry into China. “We are excited to invest and partner with a market leader in China like eHi,” said Greg Stubblefield, executive vice president and chief strategy officer for Enterprise Holdings. “Under this agreement, not only are our customers assured of a high level of service when traveling in China, but eHi’s customers also will be introduced to our award-winning and friendly service globally.”

“At eHi, we continue focusing on meeting customer needs by delivering convenience and reliable service. We are excited that Enterprise Holdings has chosen to invest in our future growth, and this investment partnership is a further endorsement of our credibility as a leading car rental operator in China,” said Ray Zhang, eHi’s founder, chairman and chief executive officer. “This is a comprehensive partnership covering business development, knowledge transfer and strategic planning, while enabling us to leverage Enterprise Holdings’ 55 years of success.”

As recently reported in Auto Rental News magazine, China’s car rental industry is one of the fastest-growing markets in the world. Through collaboration with eHi, Enterprise Holdings will offer eHi’s services to its business and leisure customers whose travels take them to China, including all Tier 1 cities, namely Beijing, Shanghai, Guangzhou and Shenzhen. Further, eHi’s customers will have worldwide access to the Enterprise Holdings’ portfolio of brands, including at the Los Angeles, San Francisco and Vancouver international airports initially.

eHi — a leading Chinese car rental services provider — operated a fleet of more than 7,600 vehicles and served both individual and corporate customers from 383 locations in 48 cities across China at the end of 2011.

Currently, through its regional subsidiaries, Enterprise Holdings owns and operates the National Car Rental and Alamo Rent A Car brands, as well as its flagship Enterprise Rent-A-Car brand in North America. The company also operates the Enterprise Rent-A-Car brand in the UK, Germany and Ireland, and a licensee network that operates the National and Alamo brands throughout the Americas. Enterprise Holding also recently acquired Citer SA in France and Atesa in Spain.

About Enterprise Holdings

[boilerplate]